Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-293142, 333-291528, 333-289906, 333-284869 and 333-279671) of QT Imaging Holdings, Inc. of our report dated November 3, 2025 relating to the consolidated financial statements of QT Imaging Holdings, Inc., which appears in this Current Report on Form 8-K.
/s/ BPM LLP
San Jose, California
February 6, 2026